Exhibit 99.1

Odyssey Health, Inc. Announces Positive Results from Initial Phase I Clinical Trial Subjects for Concussion Drug

May 5, 2022 Odyssey Health, Inc. (OTC:ODYY), f/k/a Odyssey Group International, Inc., a company focused on developing unique, life-saving medical products, today announced positive results from the first group of patients dosed with PRV-002, in their Phase I clinical trial. Odyssey’s trial is administering PRV-002, their novel drug to treat concussion, to healthy human subjects. Thus far the drug has shown to be safe and well tolerated. Each year, there are over three million reported concussions in men, women and children in the United States and over 20 million worldwide. Concussions represent an ‘unmet’ medical need, as there is no FDA approved treatment.

“Based on our animal data and after reviewing our initial Phase I trial safety reports we are optimistic that PRV-002 will be a safe option for the treatment of concussion. We look forward to completing the Phase I trial and presenting our findings to the FDA. Following FDA review we intend to initiate a Phase II clinical trial in the US starting with our military. We have created a military advisory board to assist with this effort,” commented Michael Redmond, CEO of Odyssey Health, Inc.

The trial is being conducted at a leading Clinical Research Organization, Nucleus Network. Enrollment of Phase I healthy human subjects is done through an intense health screening process. Initially the subject is asked to acknowledge any known risks that may affect their trial performance. This is followed by a full health assessment to establish the subjects’ physical suitability including measurements for blood pressure, heart rate, lung capacity, and extensive blood work analysis.

The group reported on represents five healthy subjects that received a single dose of PRV-002. The following health measurements were conducted: vital signs, ECG, spirometry, nasal examination, a questionnaire, and sleepiness scale. There were no serious adverse events reported.

Dr. Philip Ryan of Nucleus Networks commented, “Concussion is a condition that can have many debilitating long-term effects and cause significant impact in the lives of many people. Nucleus Network is proud to play a part in evaluating a treatment that improves our understanding of concussions and may one day lead to improved health outcomes for sufferers.”

The Phase I clinical trial is ongoing and consists of 48 healthy subjects. The Phase I trial has a single ascending dose and a multi ascending dose component to it. Odyssey will report additional results as they become available.

About Odyssey Health Inc. (formerly Odyssey Group International, Inc.)

Odyssey Group International, Inc. (OTC:ODYY) is a technology and asset acquisition company with a focus in the area of life saving medical solutions. Odyssey's corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that provide meaningful medical solutions. The Company is focused on building and acquiring assets in areas that have an identified technological advantage, provide superior clinical utility, have a substantial market opportunity and provide solid returns to its valued shareholders and partners.

We encourage our shareholders to visit: http://www.odysseygi.com or Twitter: @OdysseyGroupIn1.

About PRV-002

PRV-002 is a fully synthetic non-naturally occurring neurosteroid being developed for the treatment of mTBI (concussion). In preclinical studies, PRV-002 has demonstrated equivalent, if not superior, neuroprotective effects compared to related neurosteroids. Animal models of concussion demonstrated that PRV-002 reduces the behavioral pathology associated with brain injury symptoms such as memory impairment, anxiety, and motor/sensory performance. Additionally, PRV-002 is lipophilic and can easily cross the blood-brain barrier to rapidly eliminate swelling, oxidative stress and inflammation in the brain while restoring proper blood flow.

About Nucleus Network

Nucleus Network is the only multi-site Phase 1 clinical trials provider located in Australia and the USA. Nucleus Network provides high-quality, first-in-human and early-phase trials for biotechnology and pharmaceutical companies across the USA, Europe and Asia. Located within cutting-edge health precincts, their cost-effective, accelerated clinical development solutions are supported by advanced technology, clinical excellence, and research expertise.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to continue to raise needed funds, successfully complete the phase I trial, our ability to successfully develop products, rapid changes in our markets, changes in demand for our future products, and legislative, regulatory, competitive developments and general economic conditions.

Contact:

Odyssey Health, Inc. f/k/a Odyssey Group International, Inc.

info@odysseygi.com